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Exhibit 23.2

Consent of Independent
Registered Public Accounting Firm

IMCOR Pharmaceutical Co. (f/k/a Photogen Technologies, Inc.)
San Diego, California

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 7, 2003, relating to the consolidated financial statements of IMCOR Pharmaceutical Co. (f/k/a Photogen Technologies, Inc.) which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Chicago, Illinois

July 30, 2004

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Consent of Independent Registered Public Accounting Firm